Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
FIGMA, INC.
(Pursuant to Sections 242 and 245 of
the General Corporation Law of the State of Delaware)
FIGMA, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is Figma, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 19, 2012, under the name Figma, Inc.
SECOND: That this corporation’s Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Restated Certificate of incorporation of this corporation be amended and restated in its entirety as follows, effective upon the date and time of the filing of this Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”):
ARTICLE I
The name of this corporation is Figma, Inc.
ARTICLE II
The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV
A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares of common stock that this corporation is authorized to issue is 685,956,420 shares, par value $0.00001 per share, 567,000,000 shares of which are designated as a series of common stock denominated as “Class A Common Stock” and 118,956,420 shares of which are designated as a series of common stock denominated as “Class B Common Stock”. The Class A Common Stock and Class B Common Stock collectively are referred to herein as “Common Stock.” The total number of shares of preferred stock authorized to be issued is 247,861,346, par value $0.00001 per share (the “Preferred Stock”). As of the Effective Time, 45,568,395 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series Seed Preferred Stock,” 70,262,325 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series A Preferred Stock,” 75,378,390 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series B Preferred Stock,” 36,435,180 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series C Preferred Stock”, 10,825,930 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series D Preferred Stock” and 9,391,126 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series E Preferred Stock”.
Immediately upon the Effective Time, (i) each one (1) share of the corporation’s common stock issued and outstanding immediately prior to the Effective Time (the “Prior Common Stock”) shall be reconstituted and reclassified as five (5) shares of Class A Common Stock; (ii) each one (1) share of Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series Seed Preferred Stock”) shall be reconstituted and reclassified as five (5) shares of Series Seed Preferred Stock, (iii) each one (1) share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series A Preferred Stock”) shall be reconstituted and reclassified as five (5) shares of Series A Preferred Stock, (iv) each one (1) share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series B Preferred Stock”) shall be reconstituted and reclassified as five (5) shares of Series B Preferred Stock, (v) each one (1) share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series C Preferred Stock”) shall be reconstituted and reclassified as five (5) shares of Series C Preferred Stock, and (vi) each one (1) share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Prior Series D Preferred Stock” and collectively with the Prior Series Seed Preferred Stock, Prior Series A Preferred Stock, Prior Series B Preferred Stock and Prior Series C Preferred Stock, the “Prior Preferred Stock”) shall be reconstituted and reclassified as five (5) shares of Series D Preferred Stock, automatically and without any further action on the part of the corporation or the holder of any such shares of capital stock (the foregoing, the “Forward Stock Split and Reclassification”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Prior Common Stock or Prior Preferred Stock, as the case may be, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A Common Stock or Preferred Stock into which such shares of Prior Common Stock or Prior Preferred Stock, as applicable, shall have been reconstituted and reclassified pursuant to the Forward Stock Split and Reclassification. The statement of the rights, powers, preferences and privileges (and the qualifications, limitations and restrictions thereof) of the Common Stock and Preferred Stock contained in this Restated Certificate reflect the Forward Stock Split and Reclassification (that is, all numeric references and other provisions in this Restated Certificate have already given effect to, and no further adjustment shall be made on account of, the Forward Stock Split and Reclassification).
The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the corporation.
B.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).
1.    Dividend Provisions.
(a)    The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in a series of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of a series of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by this corporation’s Board of Directors (the “Board”). Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this subsection l(a), “Dividend Rate” shall mean $0.0070 per annum for each share of Series Seed Preferred Stock, $0.0159 per annum for each share of Series A Preferred Stock, $0.0265 for each share of Series B Preferred Stock, $0.0878 for each share of Series C Preferred Stock, $0.3695 for each share of Series D Preferred Stock and $1.7037 for each share of Series E Preferred Stock (in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).
(b)    After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Class A Common Stock at the then effective conversion rate.
2.    Liquidation Preference.
(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the

“Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate, “Original Issue Price” shall mean $0.0878 per share for each share of the Series Seed Preferred Stock, $0.1993 per share for each share of the Series A Preferred Stock, $0.3317 for each share of the Series B Preferred Stock, $1.0978 for each share of Series C Preferred Stock, $4.6185 for each share of Series D Preferred Stock and $21.2967 for each share of Series E Preferred Stock (in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).
(b)    Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
(c)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class A Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class A Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class A Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class A Common Stock.
(d)    (i)    For purposes of this Section 2, a “Liquidation Event” shall include (A) a merger, acquisition, sale or consolidation in which (1) this corporation is a constituent party or the subject of such merger, acquisition, sale or consolidation or (2) a subsidiary of this corporation is a constituent party or the subject of such merger, acquisition, sale or consolidation and this corporation issues shares of its securities pursuant to such merger or consolidation, except any such merger, acquisition, sale or consolidation involving this corporation or a subsidiary in which the shares of securities of this corporation issued immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of securities that represent, immediately following such merger, acquisition, sale or consolidation, at least a majority, by voting power, of the securities of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (B) the sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by this corporation or any subsidiary of this corporation that constitutes an effective disposition of all or substantially all the assets of this corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of this corporation if substantially all of the assets of this corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer, exclusive license or other disposition is to a wholly owned subsidiary of this corporation; (C) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, in each case, approved by this corporation in its sole discretion, to a person or group of affiliated persons (other than an underwriter of the corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the corporation (or the surviving or acquiring entity); provided, however, that notwithstanding the foregoing, the sale of this corporation’s capital stock by this corporation in a bona fide equity financing for capital raising purposes shall not constitute a Liquidation Event; or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Class A Common Stock basis).
(ii)    In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;
(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount (as determined in good faith by the Board) from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof.
(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.
(iii)    In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:
(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or
(B)    use commercially reasonable best efforts to cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.
(iv)    This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein: provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
(e)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies, the definitive agreement with respect to such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with Subsections 2(a), 2(b) and 2(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with Subsections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
3.    Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.
4.    Conversion.    The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Class A Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).
(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), resulting in gross proceeds of not less than $30,000,000 in the aggregate (before deducting underwriting commissions and expenses) (a “Qualified Public Offering”), (ii) the effectiveness of the registration statement filed under the Securities Act in connection with a Direct Listing (as defined below) that is approved by the Board (including a majority of the Preferred Directors (as defined below) then in office) or (iii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis). As used herein, a “Direct Listing” shall mean the corporation’s initial listing of its Class A Common Stock on a national securities exchange by means of a registration statement on Form S-1 filed by the corporation with the U.S. Securities Exchange Commission that registers shares of Class A Common Stock of the corporation for resale. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten public offering of the corporation’s Class A Common Stock registered under the Securities Act; any and all mentions of an underwritten offering or underwriters contained herein shall not apply to a Direct Listing.
(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Class A Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate), and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of, or the delivery of a lost certificate affidavit and agreement with respect to, the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class A Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of such date.
(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    (A) If this corporation shall issue, on or after the Effective Time, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Class A Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion

Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Class A Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that occurs within 120 days of the First Dilutive Issuance and that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
(B)    No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board irrespective of any accounting treatment.
(E)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:
(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).
(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Effective Time other than ((A) through (K) below, the “Carve Out Stock”):
(A)    (1) Shares of Common Stock, (2) any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined herein) from this corporation (collectively, “Options”) or (3) any evidence of indebtedness, shares or other securities issued by this corporation that are directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (collectively, “Convertible Securities”), in each case, that are issued as a dividend or distribution on the Preferred Stock;
(B)    Shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on or subdivision of shares of Common Stock that is covered by Sections 4(d)(i), 4(d)(iii), 4d(iv), 4(e), 4(t) or 4(g) hereof;
(C)    Shares of Common Stock or Options to acquire shares of Common Stock (including but not limited to stock appreciation rights payable in shares of Common Stock or in Options or Convertible Securities) issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board;
(D)    Shares of Class A Common Stock issued pursuant to an underwritten public offering;
(E)    Shares of Common Stock issued pursuant to the conversion or exercise of Options or Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security;
(F)    Shares of Class A Common Stock, Options or Convertible Securities issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which transaction is approved by the Board (including a majority of the Preferred Directors then in office);
(G)    Shares of Class A Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);
(H)    Shares of Class A Common Stock issued upon conversion of the Preferred Stock;
(I)    Shares of Class A Common Stock, Options or Convertible Securities issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board (including a majority of the Preferred Directors then in office) and is primarily for non-equity financing purposes;
(J)    Shares of Common Stock, Options or Convertible Securities issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board (including a majority of the Preferred Directors then in office) and are primarily for non-equity financing purposes; or
(K)    Shares of Class B Common Stock issued in exchange for shares of Class A Common Stock surrendered to the corporation pursuant to the Exchange Agreement.
(iii)    In the event this corporation should at any time or from time to time after the Effective Time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E); provided, however, that no such adjustment to the Conversion Price shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Class A Common Stock on the date of such event.
(iv)    If the number of shares of Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(e)    Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class A Common Stock of this corporation entitled to receive such distribution.
(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.
(g)    Merger or Consolidation. Subject to the provisions of Section 2, if there shall occur any consolidation or merger involving this corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4(d)(i), 4(d)(iii), 4d(iv), 4(e) or 4(f)), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of this corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.
(h)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Class A Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class A Common Stock and the number of shares of Class A Common Stock issuable upon such conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Class A Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.
(i)    Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.
(j)    Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.
(k)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the consent or vote of (i) in the case of the Series Seed Preferred Stock, the holders of at least fifty-five percent (55%) of the outstanding shares of Series Seed Preferred Stock, (ii) in the case of the Series A Preferred Stock, the holders of a majority of the outstanding shares of Series A Preferred Stock, (iii) in the case of the Series B Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock, (iv) in the case of the Series C Preferred Stock, the holders of a majority of the outstanding shares of Series C Preferred Stock, (v) in the case of the Series D Preferred Stock, the holders of a majority of the outstanding shares of Series D Preferred Stock and (vi) in the case of the Series E Preferred

Stock, the holders of a majority of the outstanding shares of Series E Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
5.    Voting Rights.
(a)    General Voting Rights. The holder of each share of Preferred Stock shall have the right to one (1) vote for each share of Class A Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
(b)    Voting for the Election of Directors. (i) As long as at least 5,696,055 shares of Series Seed Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series Seed Director”); (ii) as long as at least 10,385,550 shares of Series A Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”), (iii) as long as at least 11,250,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director” and together with the Series Seed Director and the Series A Director, the “Preferred Directors”); and (iv) the holders of outstanding Common Stock, exclusively and as a single and separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Common Director”). The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation (the “Remaining Directors”) based upon the voting power of the respective class of Common Stock.
Notwithstanding the provisions of Section 223(a)(l) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.
(c)    Director Voting. Notwithstanding anything else to the contrary set forth in this Restated Certificate, on all matters presented to the Board (or any committee thereof) for approval at any meeting of the Board (or any committee thereof), the then-serving Common Director shall each be entitled to seven (7) votes with respect to each matter before the Board. The voting structure of the Board as set forth in this Section 5(c) of Part B of Article IV of this Restated Certificate shall be referred to as the “Board Voting Structure”. For so long as the Board Voting Structure is effective, every reference in this Restated Certificate or the Bylaws of this corporation to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
6.    Protective Provisions.
(a)    Preferred Stock Protective Provisions. So long as at least 5,625,000 shares of Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    consummate a Liquidation Event;
(ii)    alter or change the powers, preferences, privileges or special rights of the shares of Preferred Stock or any series thereof;
(iii)    increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock or designated shares of any series of Preferred Stock;

(iv)    authorize or issue any equity security (including any other security convertible into, exchangeable for or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption;
(v)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as (i) the termination of employment or service, or (ii) pursuant to a right of first refusal (provided that, in the case of (ii), such repurchase is approved by the Board, including all of the Preferred Directors then in office) or (B) the surrender of shares of Class A Common Stock in exchange for shares of Class B Common Stock pursuant to the Exchange Agreement;
(vi)    change the authorized number of directors of this corporation; or
(vii)    pay or declare any dividend on any shares of capital stock of the corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock.
(b)    Series Seed Preferred Stock Protective Provisions. So long as any shares of Series Seed Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-five percent (55%) of the then outstanding shares of Series Seed Preferred Stock (voting together as a single class), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    amend any provision of this Restated Certificate (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or rights of the Series Seed Preferred Stock in a manner that does not so adversely affect the powers, preferences or rights of the Preferred Stock as a class; or
(ii)    increase or decrease the total number of authorized shares of Series Seed Preferred Stock.
(c)    Series A Preferred Stock Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting together as a single class), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    amend any provision of this Restated Certificate (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or rights of the Series A Preferred Stock in a manner that does not so adversely affect the powers, preferences or rights of the Preferred Stock as a class; or
(ii)    increase or decrease the total number of authorized shares of Series A Preferred Stock.
(d)    Series B Preferred Stock Protective Provisions. So long as any shares of Series B Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    amend any provision of this Restated Certificate (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or rights of the Series B Preferred Stock in a manner that does not so adversely affect the powers, preferences or rights of the Preferred Stock as a class; or
(ii)    increase or decrease the total number of authorized shares of Series B Preferred Stock.
(e)    Series C Preferred Stock Protective Provisions. So long as any shares of Series C Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting together as a single class), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    amend any provision of this Restated Certificate (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or rights of the Series C Preferred Stock in a manner that does not so adversely affect the powers, preferences or rights of the Preferred Stock as a class; or
(ii)    increase or decrease the total number of authorized shares of Series C Preferred Stock.
(f)    Series D Preferred Stock Protective Provisions. So long as any shares of Series D Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval

(by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting together as a single class), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    amend any provision of this Restated Certificate (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or rights of the Series D Preferred Stock in a manner that does not so adversely affect the powers, preferences or rights of the Preferred Stock as a class; or
(ii)    increase or decrease the total number of authorized shares of Series D Preferred Stock.
(g)    Series E Preferred Stock Protective Provisions. So long as any shares of Series E Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting together as a single class), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)    amend any provision of this Restated Certificate (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or rights of the Series E Preferred Stock in a manner that does not so adversely affect the powers, preferences or rights of the Preferred Stock as a class; or
(ii)    increase or decrease the total number of authorized shares of Series E Preferred Stock.
7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.
8.    Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.
C.    Common Stock. The relative rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and the Class B Common Stock are as set forth below in this Article IV(C).

1.    Definitions. For purposes of this Restated Certificate:
(a)    “Disability” means, with respect to a Founder, an event that results in such Founder’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then (A) such Founder’s spouse shall make the selection on behalf of such Founder, or (B) in the absence or incapacity of such Founder’s spouse, such Founder’s parents shall make the selection on behalf of such Founder, or (C) in the absence of parents of such Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds more shares of all classes of capital stock of the corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or (D) in absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder.
(b)    “Exchange Agreement” means the exchange agreement between the Founders and certain of their Permitted Entities (as defined below), on the one hand, and the corporation, on the other hand, with respect to the exchange of shares of Class A Common Stock for shares of Class B Common Stock on a 1:1 basis, as the same may be amended from time to time in accordance with its terms.
(c)    “Exchange Date” means the date that the corporation first issues shares of Class B Common Stock under the Exchange Agreement, which issuances shall be the first issuances of shares of Class B Common Stock.
(d)    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, aunts, uncles, cousins, lineal descendants, siblings and lineal descendants of siblings of such natural person, or the parents, grandparents, aunts, uncles, cousins, lineal descendants, siblings or lineal descendants of siblings of the spouse or domestic partner of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor. Siblings shall include persons sharing one or both parents as well as persons adopted by one or both parents, but only so long as they are adopted while a minor.
(e)    “Final Conversion Date” means:
(i)    the date fixed by the Board that is no less than 61 days and no more than 180 days following the date on which the Founders each fail to satisfy his Minimum Class B Share Ownership Condition; it being understood that this clause (i) shall not be met if only one Founder fails to satisfy his Minimum Class B Share Ownership Condition;
(ii)    the date that is twelve (12) months after the death or Disability of the last to die or become Disabled of the Founders, provided, that such date may be extended but not for a total period of longer than twelve (12) months, to a date approved by a majority of the Independent Directors then in office; it being understood that this clause (ii) shall not be met if only one Founder has died or become Disabled;
(iii)    the date specified by the holders of at least eighty percent (80%) of the then outstanding shares of Class B Common Stock, voting as a separate class (the “Requisite Class B Holders”), or in the affirmative written election executed by the Requisite Class B Holders; or
(iv)    the date that is twenty-four (24) months following the date on which the Founders each have ceased providing services to the corporation as a director, officer, employee and/or consultant on a continuous basis for period of more than three consecutive years; it being understood that this clause (iv) shall not be met if only one Founder has ceased providing services to the corporation as a director, officer, employee and/or consultant on a continuous basis for a period of more than three consecutive years.
(f)    “Founder” means either Dylan Field (“Field”) or Evan Wallace (“Wallace”).
(g)    “Independent Directors” mean (i) the members of the Board who are not employees of the corporation if the corporation’s equity securities are not listed for trading on a national stock exchange or (ii) if after the Public Listing Date, the members of the Board designated as independent directors in accordance with the Listing Standards.
(h)    “Listing Standards” means (i) the requirements of any national stock exchange under which the corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.
(i)    “Minimum Class B Share Ownership Condition” means, with respect to a Founder, that such Founder, such Founder’s Family Members, such Founder’s Permitted Entities and such Founder’s Permitted Transferees collectively own at least thirty percent (30%) of the issued and outstanding shares of Class B Common Stock (excluding, for the avoidance of doubt, any shares of Class B Common Stock that remain subject to vesting requirements at such time) owned of record by such Founder, such Founder’s Family Members, such Founder’s Permitted Entities and such Founder’s Permitted Transferees as of 11:59 p.m. Eastern Time on the Public Listing Date.
(j)    “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(k)    “Permitted Entities” mean any of the following:
(A)    a trust, estate planning vehicle or similar entity (including but not limited to legacy trusts, remainder trusts, freeze partnerships or limited liability companies, grantor retained annuity trusts, and charitable split interest trusts) for the benefit of a Qualified Stockholder, one or more Family Members of a Qualified Stockholder, one or more Permitted Entities of a Qualifying Stockholder, one or more Permitted Transferees of a Qualifying Stockholder or otherwise for estate planning purposes so long as one or more of (1) a Qualified Stockholder, (2) a Family Member of a Qualified Stockholder, (3) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments), (4) an individual who may be removed and replaced at the discretion of a Qualified Stockholder or a Family Member of a Qualified Stockholder, (5) a Permitted Entity of a Qualified Stockholder and/or (6) any other individual, entity or other organization approved by a majority of the Independent Directors (any of the foregoing persons identified in clauses (1) through (6), a “Permitted Trustee”) collectively have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, estate planning vehicle or similar entity; provided that in the event one or more Permitted Trustees collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(B)    an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 40I of the Internal Revenue Code; provided that in each case such Qualified Stockholder, one or more Family Members of such Qualified Stockholder and/or one or more of such Permitted Entities of such Qualified Stockholder collectively have dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Qualified Stockholder, one or more Family Members of such Qualified Stockholder and/or one or more Permitted Entities of such Qualified Stockholder collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share B Common Stock then held by such trust shall automatically convert into one(1) fully paid and nonassessable share of Class A Common Stock;
(C)    a corporation, partnership, limited liability company or other entity in which a Qualified Stockholder, one or more Permitted Entities of a Qualified Stockholder, and/or one or more Family Members of a Qualified Stockholder, collectively own equity interests, with sufficient Voting Control in the corporation, partnership, limited liability company or other entity, as applicable, or otherwise have legally enforceable rights, such that the Qualified Stockholder, one or more Permitted Entities of such Qualified Stockholder and/or one or more Family Members of such Qualified Stockholder collectively retain dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity; provided that in the event the Qualified Stockholder, one or more one or more Permitted Entities of the Qualified Stockholder, and/or one or more Family Members of the Qualified Stockholder, collectively no longer own sufficient equity interests, or no longer have sufficient legally enforceable rights to ensure such persons collectively retain dispositive power and Voting Control with respect to the shares of Class B

Common Stock held by such corporation, partnership, limited liability company or other entity, each such share of Class B Common Stock then held by such corporation, partnership, limited liability company or other entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or
(D)    any organization exempt from taxation under the Internal Revenue Code (including but not limited to charitable organizations, private foundations, donor-advised funds, and supporting organizations) controlled by, or established by or in the name of, a Qualified Stockholder, one or more Family Members of a Qualified Stockholder and/or one or more Permitted Entities of a Qualified Stockholder.
For the avoidance of doubt, to the extent any shares of Class B Common Stock are deemed to be held by a trustee of a trust described under any of the clauses above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of the applicable clause above are otherwise satisfied.
(l)    “Permitted Transfer” means any of the following, whether the Transfer was made for value or for no value:
(i)    with respect to any Founder, a Transfer from such Founder, from such Founder’s Permitted Entities, from such Founder’s Family Members, from the estate of such Founder or such Founder’s Family Members, or from such Founder’s Permitted Transferees, to such Founder’s estate as a result of such Founder’s death, to either Founder, to either Founder’s Family Members, to either Founder’s Permitted Entities or to either Founder’s Permitted Transferees; and
(ii)    a Transfer by a Qualified Stockholder to any of the Permitted Entities and from any of the Permitted Entities listed to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities.
Notwithstanding the foregoing, if the transferee of any share of Class B Common Stock in a Permitted Transfer is not Field, a Family Member of Field, a Permitted Entity of Field, then such Transfer shall not qualify as a Permitted Transfer unless Field, a Family Member of Field or a Permitted Entity of Field shall have Voting Control with respect to such share of Class B Common Stock following such Transfer or such share shall be subject to a voting proxy to Field following such Transfer (it being understood that such voting proxy may be executed promptly following, and in no event later than the tenth (10th) day after, such Transfer), unless this requirement is otherwise waived in writing by Field, or, if Field is incapable of granting such a waiver, then a person who then has the authority to select a licensed physician for Field under the definition of “Disability” above, prior to the expiration of such ten day period.
Furthermore, for the avoidance of doubt, in the event a Transfer could be evaluated as a Permitted Transfer under more than one of the clauses above, if it satisfies the applicable criteria for a Permitted Transfer under any such clause, it shall be deemed a Permitted Transfer notwithstanding the failure of such Transfer to satisfy the applicable criteria for a Permitted Transfer under any other clause.

(m)    “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(n)    “Public Listing Date” means the earlier of (i) the date of the closing of the corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act and (ii) the effectiveness of the registration statement filed under the Securities Act in connection with a Direct Listing.
(o)    “Qualified Stockholder” means (i) a Founder, (ii) any record holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Exchange Date, after giving effect to the transactions contemplated by the Exchange Agreement; (ii) the initial registered holder of any share of Class B Common that is originally issued by the corporation after the Exchange Date pursuant to, or in exchange for shares of Class A Common Stock originally issued by the corporation after the Exchange Date pursuant to, the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”) awarded with the requisite approval of the holders of Class B Common Stock as provided by Article IV(C)(6); and (iii) a Permitted Transferee of any of the foregoing.
(p)    “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Exchange Date, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after 11:59 p.m. Eastern Time on the Exchange Date, there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain dispositive power and Voting Control with respect to the shares of Series Class B Common Stock or held by such holder. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(i)    any grant by Field, Field’s Permitted Entities or Field’s Family Members (or, if requested by Field, any grant by any holder of shares of Class B Common Stock) of a proxy to officers or directors of the corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is permitted at such time under this Restated Certificate) or (ii) any other action of the stockholders permitted by this Restated Certificate;
(ii)    any grant of a proxy to, or entry into a voting arrangement with, Field, Field’s Permitted Entities or Field’s Family Members for Field, Field’s Permitted

Entities or Field’s Family Members to exercise Voting Control of shares of Class B Common Stock;
(iii)    pledging shares of Class B Common Stock by a Qualified Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Qualified Stockholder continues to exercise Voting Control over such pledged shares or has granted a proxy to Field, Field’s Permitted Entities or Field’s Family Members to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(iv)    granting a proxy by Field to (A) Wallace, (B) Field’s Family Members, (C) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments) or (D) a person disclosed to the Board, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by Field effective either (A) on the death of such Field or (B) during any Disability of such Field, including the exercise of such proxy by such person;
(v)    entering into a trading plan pursuant to Rule 10b5-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(vi)    the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and
(vii)    any entry by Field, Field’s Permitted Entities or Field’s Family Members (or, if requested by Field, entry by any holder of shares of Class B Common Stock) into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event); provided that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or disposition of Class B Common Stock or any legal or economic interest therein by the holder pursuant to a Liquidation Event, or any grant of a proxy over Class B Common Stock by the holder with respect to a Liquidation Event without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Transfer” of such Class B Common Stock unless such Liquidation Event was approved by the Board prior to the taking of such action.

(q)    “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
2.    Identical Rights. Except as otherwise provided in this Restated Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the corporation but excluding voting and other matters as described in Article IV(C)(3) below), share ratably and be identical in all respects as to all matters, including:
(a)    Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series is approved by the affirmative vote or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate) of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a class; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire such shares), subject to the rights of the holders of Class B Common Stock as provided in Article IV(C)(6) below, then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a dividend of shares of Class A Common Stock (or rights to acquire such shares) to the holders of Class A Common Stock and Class B Common Stock otherwise meeting the criteria of this (A) if such dividend or distribution is approved by the affirmative vote of the Requisite Class B Holders; and
(b)    If the corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.    Voting Rights.
(a)    Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b)    Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to fifteen (15) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.
(c)    General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes.
(d)    Authorized Shares. The number of authorized shares of Common Stock or any series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a series of Common Stock, such series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article IV(C)(5)(c) and Article IV(B)(4)(j)) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class.
4.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section 4.
5.    Conversion of the Class B Common Stock.
(a)    General. The Class B Common Stock will be convertible into Class A Common Stock as follows:
(i)    Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.
(ii)    With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:
(A)    on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or

(B)    on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer.
(b)    Certain Procedures.
(i)    The corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.
(ii)    On the occurrence of the conversion events specified in Sections 5(a)(i) or 5(a)(ii) above, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, however, that the corporation will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted will surrender the certificates representing such shares at the office of the corporation or any transfer agent for the Class A Common Stock. Thereupon, if requested by any holder of Class B Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.
(c)    Reservation. The corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock, to such number of shares as will be sufficient for such purpose.

6.    Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Exchange Date, and prior to the Final Conversion Date, the corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the Requisite Class B Holders, in addition to any other vote required by applicable law or this Restated Certificate:
(a)    directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Restated Certificate or the bylaws of the corporation inconsistent with, or otherwise alter, any provision of this Restated Certificate or the bylaws of the corporation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;
(b)    reclassify any outstanding class or series of capital stock of the corporation into shares having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock or (ii) the right to have more than one (1) vote for each share thereof;
(c)    authorize, or issue any shares of, any class or series of capital stock of the corporation (other than Class B Common Stock) having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock (other than, prior to the Public Listing Date the authorization and issuance of any new series of Preferred Stock in connection with a bona fide capital raising transaction by the corporation) or (ii) having the right to more than (1) vote for each share thereof; or
(d)    issue any shares of Class B Common Stock, including, for the avoidance of doubt, by dividend, distribution or otherwise, other than shares of Class B Common Stock (i) issued by the corporation under the Exchange Agreement, (ii) issued to a Founder whether as shares or pursuant to the exchange of shares, exercise or conversion of options or warrants or upon settlement of equity awards granted to a Founder, or (iii) over which Field, Field’s Permitted Entities or Field’s Family Members shall have Voting Control or which shall be subject to a voting proxy in favor of Field, Field’s Permitted Entities or Field’s Family Members).
7.    Miscellaneous.
(a)    No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the corporation shall be authorized to issue.
(b)    Preemptive Rights. No stockholder of the corporation shall have a right to purchase shares of capital stock of the corporation sold or issued by the corporation except to the extent that such a right may from time to time be set forth in a written agreement between the corporation and a stockholder.
(c)    Redemption. The Common Stock is not redeemable at the option of the holder.

(d)    Status of Exchanged Class A Common Stock. Upon the exchange of any shares of Class A Common Stock for shares of Class B Common Stock pursuant to the Exchange Agreement, the shares of Class A Common Stock so exchanged shall be cancelled and shall not be issuable by this corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.
(e)    Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, from and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE V
Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.
ARTICLE VI
A.    Number of Directors. The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.
B.    Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, including, without limitation, pursuant to subsection 5(b) of Article IV, immediately following the Final Conversion Date, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board of Directors in office immediately prior to the Classified Board becoming effective to the several classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by a majority of the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the corporation’s first annual meeting of stockholders following the date on which the Classified Board becomes effective, the initial term of office of the Class II directors shall expire at the corporation’s second annual meeting of stockholders following the date on which the Classified Board becomes effective, and the initial term of office of the Class III directors shall expire at the corporation’s third annual meeting of stockholders following the date on which the Classified Board becomes effective. At each annual meeting of stockholders following the date on which the Classified Board becomes effective, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.
C.    Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, including, without limitation, pursuant to subsection 5(b) of Article IV, from and after the effectiveness of the Classified Board, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall (unless (a) the Board determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders or (b) otherwise required by applicable law) be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been elected expires or until such director’s successor shall have been duly elected and qualified.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.
ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this corporation.
ARTICLE IX
A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any amendment, repeal or modification of the foregoing prov1s1ons of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.
ARTICLE X
Subject to Article IV(B)(6), this corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XI
To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.
Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.
ARTICLE XII
This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.
ARTICLE XIII
To the extent one or more sections of any other state corporations code setting forth minimum requirements for this corporation’s retained earnings and/or net assets are applicable to this corporation’s repurchases of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, such code sections shall not apply, to the greatest extent permitted by applicable law. In the case of any such repurchases or dividends, such distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any

“preferential rights amount,” as such terms may be defined in such other state’s corporations code.
*          *          *
THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.
FOURTH: That said Restated Certificate, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 23rd day of June 2021.

/s/ Dylan Field
Dylan Field, President

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FIGMA, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Figma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST: The name of this corporation is Figma, Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law on October 19, 2012 under the name Figma, Inc.
SECOND: The first paragraph of Section 5(b) of Part B of Article IV of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”), relating to the election of directors of the Corporation, is hereby amended and restated to read in its entirety as follows:
“(b)    Voting for the Election of Directors. (i) As long as at least 5,696,055 shares of Series Seed Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series Seed Director”); (ii) as long as at least 10,385,550 shares of Series A Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”), (iii) as long as at least 11,250,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director” and together with the Series Seed Director and the Series A Director, the “Preferred Directors”); and (iv) the holders of outstanding Common Stock, exclusively and as a single and separate class, shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Common Directors”). One Common Director shall be referred to as the “Founder Common Director” and one Common Director shall be referred to as the “Other Common Director.” The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as converted basis) shall be entitled to elect any remaining directors of this corporation (the “Remaining Directors”) based upon the voting power of the respective class of Common Stock.”
THIRD: Section 5(c) of Part B of Article IV of the Restated Certificate of Incorporation of the Corporation, relating to director voting, is hereby amended and restated to read in its entirety as follows:

“(c)    Director Voting. Notwithstanding anything else to the contrary set forth in this Restated Certificate, on all matters presented to the Board (or any committee thereof on which the then-serving Founder Common Director is a member) for approval at any meeting of the Board (or any committee thereof on which the then-serving Founder Common Director is a member), the then-serving Founder Common Director shall be entitled to nine (9) votes with respect to each matter before the Board (or any committee thereof on which the then-serving Founder Common Director is a member). The voting structure of the Board as set forth in this Section 5(c) of Part B of Article IV of this Restated Certificate shall be referred to as the “Board Voting Structure”. For so long as the Board Voting Structure is effective, every reference in this Restated Certificate or the Bylaws of this corporation to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.”
FOURTH: In accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of Incorporation has been duly adopted and declared advisable by the Board of Directors of the Corporation.
FIFTH: In accordance with the Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of Incorporation has been approved by the Corporation’s stockholders required to approve the same.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of February, 2024 and the foregoing facts stated herein are true and correct.

FIGMA, INC.

By:	/s/ Dylan Field
Name: Dylan Field
Title: President
2

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FIGMA, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Figma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST: The name of this corporation is Figma, Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law on October 19, 2012 under the name Figma, Inc.
SECOND: The first paragraph of Part A of Article IV of the Restated Certificate of Incorporation of the Corporation (as amended, the “Restated Certificate of Incorporation”), relating to the authorized capitalization of the Corporation, is hereby amended and restated to read in its entirety as follows:
“A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares of common stock that this corporation is authorized to issue is 689,956,420 shares, par value $0.00001 per share, 571,000,000 shares of which are designated as a series of common stock denominated as “Class A Common Stock” and 118,956,420 shares of which are designated as a series of common stock denominated as “Class B Common Stock”. The Class A Common Stock and Class B Common Stock collectively are referred to herein as “Common Stock.” The total number of shares of preferred stock authorized to be issued is 247,861,346, par value $0.00001 per share (the “Preferred Stock”). As of the Effective Time, 45,568,395 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series Seed Preferred Stock,” 70,262,325 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series A Preferred Stock,” 75,378,390 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series B Preferred Stock,” 36,435,180 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series C Preferred Stock”, 10,825,930 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series D Preferred Stock” and 9,391,126 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series E Preferred Stock”.”
THIRD: In accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of Incorporation has been duly adopted and declared advisable by the Board of Directors of the Corporation.
FOURTH: In accordance with the Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of Incorporation has been approved by the Corporation’s stockholders required to approve the same.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of May, 2024 and the foregoing facts stated herein are true and correct.

FIGMA, INC.

By:	/s/ Dylan Field
Name: Dylan Field
Title: President
2

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FIGMA, INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Figma, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST: The name of this corporation is Figma, Inc. and this Corporation was originally incorporated pursuant to the General Corporation Law on October 19, 2012 under the name Figma, Inc.
SECOND: The first paragraph of Part A of Article IV of the Restated Certificate of Incorporation of the Corporation (as amended, the “Restated Certificate of Incorporation”), relating to the authorized capitalization of the Corporation, is hereby amended and restated to read in its entirety as follows:
“A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares of common stock that this corporation is authorized to issue is 705,456,420 shares, par value $0.00001 per share, 586,500,000 shares of which are designated as a series of common stock denominated as “Class A Common Stock” and 118,956,420 shares of which are designated as a series of common stock denominated as “Class B Common Stock”. The Class A Common Stock and Class B Common Stock collectively are referred to herein as “Common Stock.” The total number of shares of preferred stock authorized to be issued is 247,861,346, par value $0.00001 per share (the “Preferred Stock”). As of the Effective Time, 45,568,395 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series Seed Preferred Stock,” 70,262,325 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series A Preferred Stock,” 75,378,390 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series B Preferred Stock,” 36,435,180 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series C Preferred Stock”, 10,825,930 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series D Preferred Stock” and 9,391,126 shares of the authorized Preferred Stock of this corporation are hereby designated as “Series E Preferred Stock”.”
THIRD: In accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of Incorporation has been duly adopted and declared advisable by the Board of Directors of the Corporation.
FOURTH: In accordance with the Restated Certificate of Incorporation and the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware, the foregoing amendment to the Restated Certificate of incorporation has been approved by the Corporation's stockholders required to approve the same.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of February, 2025 and the foregoing facts stated herein are true and correct.

FIGMA, INC.

By:	/s/ Dylan Field
Name: Dylan Field
Title: President
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